Exhibit 23.1

Watson Pharmaceuticals, Inc.

401(k) Plan

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-144039, No. 333-38596 and No. 333-111032) on Form S-8 of Watson Pharmaceuticals, Inc. 401(k) Plan of our report dated June 24, 2013, with respect to the financial statements and supplemental schedule of the Watson Pharmaceuticals, Inc. 401(k) Plan as of December 31, 2012 and 2011 and for each of the years in the two year period ended December 31, 2012, included in this annual report on Form 11-K.

/s/ Moss Adams LLP

Irvine, CA

June 24, 2013